Exhibit 10.40

To: Jon Bascom	5/25/12

From: Bill Giles

Re:	Overview of change from Senior Vice President IT CIO to Vice President IT

Position: Vice President Information Technology

Salary grade: 21

Base compensation:

Bonus: 40%

Effective date: Upon election of the new Senior Vice President of IT

Non-compete agreement: The terms of your non-compete severance agreement are amended in accordance with the following: AutoZone will adjust the terms of Jon’s non-compete severance agreement to cover the following.

•

Upon election of the new Senior Vice President of IT Jon will be eligible for severance consistent with all other VPs. However, if his employment is terminated without cause within twelve months of assuming his new assignment, either by his election or ours, he will receive severance at his previous salary multiplied by a factor of 24 months, less the period he has been in his new assignment.

Jon Bascom	Date

AutoZone, Inc.

By:
William Giles	Date